INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-82816 of Sun Life Assurance Company of Canada (U.S.) on Form S-3 of our report dated March 29, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001, the adoption of provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, and the adoption of provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," effective October 1, 2003, described in Note 1) , appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2003.

Deloitte & Touche LLP

Boston, Massachusetts

May 14, 2004